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                                                                    EXHIBIT 99.2


(PROVINCE HEALTHCARE LOGO)

                                             NEWS RELEASE
                                             FOR IMMEDIATE RELEASE

                                             CONTACT: MERILYN H. HERBERT
                                             VICE PRESIDENT, INVESTOR  RELATIONS
                                             (615)370-1377


       PROVINCE HEALTHCARE ANNOUNCES COMPLETION OF $200 MILLION OF SENIOR
                               SUBORDINATED NOTES

         BRENTWOOD, TN, MAY 28, 2003 - Province Healthcare Company (NYSE: PRV) announced today the completion of its public offering of 7-1/2% Senior Subordinated Notes due June 1, 2013. The Company sold an aggregate of $200 million principal amount of the notes at 100% of par. Merrill Lynch & Co. and Wachovia Securities acted as joint book-running managers for the offering. Banc of America Securities, Citigroup Global Markets, SunTrust Robinson Humphrey and U.S. Bancorp Piper Jaffray also served as co-managers.

         The net proceeds of the offering will be used by Province to repay existing indebtedness under its bank senior credit facility, to fund future hospital acquisitions, for working capital and general corporate purposes, and to repurchase a portion of the company's outstanding 4-1/2% Convertible Subordinated Notes due 2005 (the "2005 Notes"). The Company has reached agreement to repurchase approximately $62 million principal amount of the 2005 Notes in privately negotiated transactions.

         The Company also announced that, subject to market conditions, it may repurchase additional outstanding 2005 Notes from time to time at market prices in open market or in privately negotiated transactions. Province is not able to quantify at this time the aggregate principal amount of 2005 Notes that ultimately may be purchased. The Company anticipates that the purchases will be funded by available cash or by funds available under the Company's senior credit agreement, or a combination of both.

         Christopher T. Hannon, Senior Vice President and Chief Financial Officer, said, "Province is extremely pleased with the execution of this offering. The additional capital





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provides the company with the financial flexibility to continue our successful operating strategy."

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 20 general acute care hospitals in 13 states with a total of 2,281 licensed beds. The Company also provides management services to 38 primarily non-urban hospitals in 14 states with a total of 3,130 licensed beds.

         The foregoing information regarding Province's sale of the Senior Subordinated Notes due 2013 and its anticipated use of proceeds is forward-looking. While management makes its best efforts to be accurate in making forward-looking statements, any such statements are subject to risks and uncertainties that are detailed in Province's reports and other filings with the Securities Exchange Commission. Actual results could differ materially from these forward-looking statements.

CONTACT: MERILYN H. HERBERT, PROVINCE HEALTHCARE COMPANY (PRV) AT (615)370-1377.